Exhibit 10.1

EXECUTION VERSION

March 5, 2021

Evolv Technologies, Inc., dba Evolv Technology, Inc.

200 West Street
Waltham, MA 025451
Attention: Eric Pyenson

Re: Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by NewHold Industrial Technology Holdings LLC, a Delaware limited liability company (the “Stockholder”), to Evolv Technologies, Inc., dba Evolv Technology, Inc., a Delaware corporation (the “Company”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Company, NewHold Investment Corp., a Delaware corporation (the “Parent”), and NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

The Stockholder is currently, and as of immediately prior to the Closing will be, the record owner of 2,525,000 shares of Parent Class A Common Stock (the “Stockholder Shares”), representing 13.5% of the voting power of the Company’s security holders.

In order to induce the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Parent as follows:

1.	Voting Agreements. The Stockholder, in its capacity as a stockholder of the Parent, covenants and agrees that, at any meeting of the Parent’s stockholders related to the transactions contemplated by the Merger Agreement (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and in connection with any written consent of the Parent’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Stockholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of each of the proposals relating to the Transactions and any other matters necessary or reasonably requested by the Parent for consummation of the Merger and the Transactions; and

c.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Parent under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement.

2.	Stop Transfers; Certificates. The Stockholder agrees that except for transfers of Stockholder Shares pursuant to the Merger Agreement, it shall not request that the Parent register the transfer (book entry or otherwise) of any of the Stockholder Shares if such transfer is not permitted by this Support Agreement.

3.	Damages; Remedies. The Stockholder hereby agrees and acknowledges that (a) Parent would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Support Agreement, (b) monetary damages would not be an adequate remedy for such breach, and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or threatened breach, without the need to post a bond or other collateral security.

4.	Transfer Restrictions. The Stockholder agrees that it shall not sell, assign or otherwise transfer any of the Stockholder Shares except in accordance with the Merger Agreement.

5.	Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.	Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Stockholder and its successors, heirs, personal representatives and assigns and permitted transferees.

7.	Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.	Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.	Governing Law; Jurisdiction; Jury Trial Waiver. This Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in New York City in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to the Parent, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Stockholder’s signature page.

11.	Termination. This Support Agreement shall terminate on the consummation of a business combination (as defined in Parent’s Organizational Documents) by Parent. No such termination shall relieve the Stockholder from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

12.	Stockholder Representations: The Stockholder represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Stockholder;

d.	this Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

f.	there are no Proceedings pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

g.	the Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of its ow choosing;

h.	the Stockholder has not entered into, and shall not enter into, any agreement that would prevent the Stockholder from performing any of its obligations hereunder;

i.	the Stockholder has good title to the Stockholder Shares, free and clear of any Liens, and the Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified in Section 2 of this Support Agreement are the only voting securities of the Parent owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Support Agreement.

13.	Adjustment for Stock Split. If, and as often as, there are any changes in the Parent or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, Parent, and the Stockholder Shares as so changed.

14.	Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

NEWHOLD INDUSTRIAL TECHNOLOGY HOLDINGS LLC

By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Manager

By:	/s/ Marc Saiontz
Name:	Marc Saiontz
Title:	Manager

By:	/s/ Charles Goldman
Name:	Charles Goldman
Title:	Manager

52 Vanderbilt Ave, Suite 2005
NY, NY 10017

Accepted and Agreed:

EVOLV TECHNOLOGIES, INC.

By:	/s/ Peter George
	Name:	Peter George
	Title:	Chief Executive Officer

NEWHOLD INVESTMENT CORP.

By:	/s/ Kevin Charlton
	Name:	Kevin Charlton
	Title:	Chief Executive Officer

Signature Page to

Sponsor Support Agreement